ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST
CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
PRINCIPAL FINANCIAL OFFICERS
I. Covered Officers/Purpose of the Code
               Allianz Variable Insurance Products Trust (the “Trust”) and Allianz Variable Insurance Products Fund of Funds Trust (the “FOF Trust”) (collectively, the “Trust”) code of ethics (this “Code”) applies to the Principal Executive Officer (“President”) and Principal Financial Officer (“Treasurer”) of the Trust and FOF Trust (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trusts;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.
Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.1

[1]	Item 2 of Form N-CSR requires a registered management investment company to disclose annually whether, as of the end of the period covered by the report, it has adopted a code of ethics that applies to the registrant’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these officers are employed by the registrant or a third party. If the registrant has not adopted such a code of ethics, it must explain why it has not done so. The registrant must also: (1) file with the SEC a copy of the code as an exhibit to its annual report; (2) post the text of the code on its Internet website and disclose, in its most recent report on Form N-CSR, its Internet address and the fact that it has posted the code on its Internet website; or (3) undertake in its most recent report on Form N-CSR to provide to any person without charge, upon request, a copy of the code and explain the manner in which such request may be made. Disclosure is also required of amendments to, or waivers (including implicit waivers) from, a provision of the code in the registrant’s annual report on Form N-CSR or on its website. If the registrant intends to satisfy the requirement to disclose amendments and waivers by posting such information on its website, it will be required to disclose its Internet address and this intention.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest
               Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, each Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Trust.
               Certain conflicts of interest arise out of the relationships between Covered Officers and each Trust and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with each Trust because of their status as “affiliated persons” of the Trust. Each Covered Officer is an employee of the investment adviser or a service provider (“Service Provider”) to the Trust. The trust’s the investment adviser’s and the Service Provider’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code.
               Although typically not presenting an opportunity for improper benefit, conflicts arise from, or as a result of, the contractual relationship between each Trust and the investment adviser and the Service Provider of which the Covered Officers are officers or employees. As a result, this Code recognizes that the Covered Officers will, in normal course of their duties (whether formally for the Trusts, for the investment adviser or for the investment adviser or for the Service Provider), be involved in establishing polices and implementing decisions which will have different effects on the investment adviser, the Service Provider and the Trust. The Participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trusts and the investment adviser and the Service Provider and is consistent with the performance by the Covered officers of their duties as officers of the Trusts. Thus, if performed in conformity with provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Boards of Trustees of the Trust and FOF Trust (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.
               Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trusts.
Each Covered Officer must:
•	not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trusts whereby the Covered Officer would benefit personally to the detriment of the Trusts.

•	not cause the Trusts to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Trusts.

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Trusts to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;
There are some conflict of interest situations that may be discussed with Chief Compliance Officer if material. Examples of these include:2
•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts;

•	the receipt of any entertainment from any company with which each Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	and ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, subadviser, principal underwriter, administrator or any affiliated person thereof;

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trusts for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.
III. Disclosure and Compliance
•	each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trusts;

•	each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, whether within or outside the Trusts, including to the Trusts’ Trustees and auditors, and to governmental regulators and selfregulatory organizations;

•	each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trusts and the Trusts’ adviser or subadviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submit to, the SEC and in other public communications made by the Trusts; and

[2]	Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship. In addition, a number of those situations may be covered by the adviser’s code of ethics, and members may wish to consider making the Funds’ and the adviser’s codes consistent for the sake of efficiency. Funds that choose to require approval should consider whether approval should be in writing and might consider providing a list of those approvals periodically to the Audit Committee for its review.

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.
IV. Reporting and Accountability
Each Covered Officer must:
•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board in writing that he has complied with the requirements of the Code;

•	not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

•	notify the Chief Compliance Officer of the Trust and FOF Trust (“CCO”) promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

•	report at least annually any changes in his affiliations from the prior year.
     The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers3 sought by the Principal Executive Officer will be considered by the Audit Committee (the “Committee”).
The Trust will follow these procedures in investigating and enforcing this Code:
•	the CCO will take all the appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

•	any matter that the CCO believes is a violation will be reported to the Committee;

•	if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider or the investment adviser or its board, or a recommendation to dismiss the Covered Officer;

[3]	Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

•	the Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
V. Other Policies and Procedures
               This Code shall be the sole code of ethics adopted by the Trusts for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other polices or procedures of the Trusts, the Trusts’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trusts’ and their investment adviser’s, principal underwriter’s and service providers’ codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.
VI. Amendments
Any attachments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent Trustees.
VII. Confidentiality
All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel, the investment adviser and the respective Service Providers.
VIII. Internal Use
The Code is intended solely for the internal use by the Trusts and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion.
Date: February 23, 2007

EXHIBIT A
Persons Covered by this Code of Ethics – As of December 31, 2010
Principal Executive Officer and President – Brian Muench
Principal Financial Officer and Treasurer – Ty Edwards

Annual Certification of Compliance

with the

Code of Ethics for Principal Excecutive And
Senior Financial Officers
I hereby certify that I have received the Code of Ethics for Principal Executive and Senior Financial Officers adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Code”) and that I have read and understood the Code. I further certify that I am subject to the Code and have complied with each of the Code’s provisions to which I am subject.

/s/ Brian Muench
Name:	Brian Muench
Title:	President
Date:	02/07/11

Annual Certification of Compliance

with the

Code of Ethics for Principal Excecutive And
Senior Financial Officers
I hereby certify that I have received the Code of Ethics for Principal Executive and Senior Financial Officers adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Code”) and that I have read and understood the Code. I further certify that I am subject to the Code and have complied with each of the Code’s provisions to which I am subject.

/s/ Ty Edwards
Name:	Ty Edwards
Title:	Treasurer
Date:	01/31/11